News Release Riggs National Corporation 800 17th Street, N.W. Washington, D.C. 20006

FOR IMMEDIATE RELEASE	Contact: Mark Hendrix (202) 835-5162

Tony Terracciano Appointed Chairman of the Board of
Riggs National Corporation and
Thomas F. Fitzgerald Appointed Chairman of the Board of Riggs Bank N.A.

Washington, D.C., March 9, 2005 – Riggs National Corporation (NASDAQ: RIGS) today reported that Tony Terracciano will become Chairman of the Board of Riggs National Corporation, and Thomas F. Fitzgerald will become Chairman of the Board of Riggs Bank N.A. Both positions are non-executive.

Riggs also said that Lawrence I. Hebert, who currently serves as President and Chief Executive Officer of Riggs Bank N.A., would become Chief Executive Officer of Riggs National Corporation. Robert L. Sloan will continue to serve as Vice Chairman of Riggs National Corporation. The new appointments are subject to regulatory approvals.

Terracciano became a member of the Riggs National Corporation board last May, and Fitzgerald has been actively involved in working with Riggs’ management as the bank addressed the issues it faced. From June 1999 to January 2002, Terracciano served as Chairman of Dime Bancorp. He was President of First Union Corporation (June 1995 to June 1997), Chairman and Chief Executive Officer of First Fidelity Bancorporation (January 1990 to June 1995), President of Mellon Bank (July 1987 to January 1990) and Vice Chairman of Chase Manhattan Bank (1986 to 1987). Fitzgerald has served on the Board of Riggs Bank N.A. since 1999. He is a partner in Groom Law Group in Washington, D.C.

As previously reported, on March 7, 2005, Robert L. Allbritton resigned as Chairman of the Board and Chief Executive Officer of Riggs National Corporation and as Chairman of the Board of Riggs Bank N.A. The Boards accepted his resignation and wished him well in his future endeavors.

Also as previously announced, the transaction under which Riggs National Corporation is to be acquired by The PNC Financial Services Group, Inc. for $20.00 per common share, or approximately $652 million is expected to close on or before May 31, 2005. The transaction is subject to a variety of closing conditions.

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Riggs National Corporation, the largest bank holding company headquartered in the nation’s capital, has 51 branches in the Washington, D.C. metropolitan area. Riggs commands the largest market share in the District of Columbia and specializes in banking and financial management products and services for individuals, nonprofit organizations, and businesses.

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